Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between Realty Income Corporation, a Maryland corporation (the “Company”), and John P. Case, an individual residing in the county of San Diego, state of California (the “Executive”), and shall be effective as of September 3, 2013 (the “Effective Date”).  This Agreement amends and restates in its entirety that certain Employment Agreement, effective as of January 1, 2013, by and between Executive and the Company (the “Original Agreement”).

1.                                   Term. Subject to the provisions in ¶ 10 for earlier termination, Executive’s employment shall be for a term (sometimes referred to as the “Term” or the “Term of this Agreement”) commencing on the Effective Date and ending on December 31, 2016.  If not previously terminated, the Term of this Agreement shall automatically be extended for two (2) additional years on December 31, 2016 (such that the extended term shall end on December 31, 2018 (the “Extended Term”)), unless either party elects not to so extend the Term of this Agreement by notifying the other party, in writing, of such election by no later than June 30, 2016.  Executive accepts such employment and agrees to perform the services specified herein, all upon the terms and conditions hereinafter set forth.

2.                                   Duties.  During the Term, Executive shall serve as the Company’s Chief Executive Officer, reporting directly to the Board of Directors of the Company (the “Board”).  Executive shall perform such management and administrative duties as are from time-to-time assigned to him by the Board, and which are consistent with his stature as Chief Executive Officer and the Company’s By-Laws.  The Executive shall be a member of the Company’s senior-most management body, which as of the Effective Date was the Company’s Executive Management Team. The Executive shall be appointed to, and shall remain on the Company’s Board of Directors (the “Board”) subject to the Company’s Bylaws and applicable shareholder approval. Executive also agrees to perform, without additional compensation, such other services for the Company and for any subsidiary or affiliated corporations of the Company or for any partnerships in which the Company has an interest, as the Board shall, from time-to-time specify, which are consistent with his stature as Chief Executive Officer and a Director.

3.                                   Extent of Services.  During the Term of this Agreement, Executive shall devote his full time, attention and energy to the business of the Company and, except as may be specifically permitted by the Board in writing, shall not engage in any other business activity which would materially interfere with the performance of his duties or be competitive with the business of the Company.  These restrictions shall not be construed as preventing Executive from (a) making passive investments in other businesses or enterprises; provided, however, that such other investments will not require services on the part of Executive which would in any manner impair the performance of his duties under this Agreement, and provided further that such other businesses or enterprises are not engaged in any business competitive to the business of the Company; (b) engaging in charitable or civic work as long as such charitable or civic work does not materially interfere with the performance of Executive’s duties and responsibilities to the Company and is not competitive with the business of the Company; and (c) with the prior written consent of the Board, service as a director, trustee, or member of any business, civic, or charitable organization.

4.                                 Compensation.

a.                                   Salary.  During the Term of this Agreement, as compensation for the proper and satisfactory performance of all duties to be performed by Executive hereunder, the Company shall pay to Executive a base salary at an annual rate of (i) no less than $750,000 for the remainder of calendar year 2013 following the Effective Date, and (ii) in each calendar year thereafter, no less than $800,000, in each case less required deductions for state and federal withholding tax, social security and all other required employee taxes and payroll deductions.  From time-to-time during the Term, the amount of Executive’s base salary may be increased (but not decreased) by and at the sole discretion of the Company.  The base salary shall be payable in installments in accordance with regular payroll policies of the Company in effect from time-to-time during the Term of this Agreement.

b.                                   Bonus. For each fiscal year of the Company ending during the Term, Executive shall be eligible to earn a cash performance bonus (the “Annual Bonus”) targeted at no less than two hundred percent (200%) of Executive’s base salary for the applicable fiscal year (the “Target Bonus”).  The Annual Bonus shall be based on the Company’s and/or Executive’s achievement of performance targets established by the Board or the Compensation Committee of the Board (the “Compensation Committee”), as applicable, in its sole but reasonable  discretion in the first quarter of each fiscal year, provided that the Board and/or the Compensation Committee shall consult with Executive in establishing such performance targets. Any Annual Bonus earned by Executive during the Term shall, except as otherwise stated in ¶ 10, be conditioned on Executive’s continued employment with the Company through the date of payment of such Annual Bonus.  Any Annual Bonus earned by Executive shall be paid to Executive no later than seventy-five (75) days after the conclusion of the fiscal year for which the Annual Bonus was earned.

5.                                 Signing Equity Awards and Long-Term Incentive Compensation.

a.                                 Signing Equity Awards. In connection with Executive’s appointment as Chief Executive Officer of the Company, the Company shall grant to Executive the following restricted stock awards:

(i)  The Company shall, on the Effective Date, grant Executive the number of shares of restricted common stock of the Company equal to $3,000,000 divided by the Fair Market Value (as defined in the Company’s 2012 Incentive Award Plan (the “Plan”)) of a share of the

Company’s common stock on the Effective Date (the “2013 Time-Vesting RSA”).  The 2013 Time-Vesting RSA shall vest in substantially equal installments on the last day of each of 2013, 2014, 2015 and 2016, subject to Executive being employed by the Company on such vesting dates, except as otherwise provided in ¶ 10.

(ii)  In addition to the 2013 Time-Vesting RSA, the Company shall, as soon as practicable following the Effective Date, grant Executive a number of shares of restricted common stock of the Company equal to $2,000,000 divided by the Fair Market Value (as defined in the Plan) of a share of the Company’s common stock on the Effective Date (the “2013 Performance-Vesting RSA”).  The 2013 Performance-Vesting RSA shall vest in substantially equal annual installments on the last day of each of 2013, 2014, 2015 and 2016,  to the extent that the applicable performance goals are achieved, subject to Executive being employed by the Company on the applicable vesting dates, except as otherwise provided in ¶ 10.  The performance goals shall be determined by the Board or the Compensation Committee in its sole reasonable discretion, provided that the Board and/or Compensation Committee shall consult with Executive in establishing the performance goals, in the first 90 days after the Effective Date.

(iii)  The terms and conditions of the 2013 Time-Vesting RSA and the 2013 Performance-Vesting RSA shall be set forth in separate award agreements in a form or forms prescribed by the Company consistent with this Agreement, to be entered into by the Company and Executive, and which shall recite the grant of such equity awards.

b.                                   Long-Term Incentive Compensation. In addition to the 2013 Time-Vesting RSA and the 2013 Performance-Vesting RSA, during the Term, Executive shall participate in the Plan, as such Plan shall be amended from time to time. Beginning in 2014, no less than 50% of each annual equity award will be time-based, vesting in equal annual installments over not more than five years following the grant date of such award. The remainder of each such award shall be performance-based, vesting over a performance period of three years (or less) following the grant date, assuming the performance targets have been met.

6.                                   Medical Insurance; Benefit Plans.  During the Term of this Agreement, Executive shall be eligible to participate, on the same terms as are applied to all other senior executive officers of the Company, in any group medical insurance plan, qualified pension or profit sharing plan or any other employee benefit plan from time-to-time maintained by the Company.  Nothing in this paragraph is intended to require the Company to maintain or to continue any employee benefits plans, nor is this paragraph intended to limit the Company’s ability to revise, supplement or terminate any or all such employee benefit plans in its sole discretion.

7.                                 Expenses; Legal Fees.  During the Term of this Agreement, the Company shall pay to, or reimburse Executive, upon submission of an appropriate statement by Executive documenting such expenses as required by the Internal Revenue Code of 1986, as amended (the “Code”), for all out-of-pocket expenses for entertainment, travel, meals, hotel accommodations and the like reasonably incurred by him in the course of his employment.  The Company shall reimburse Executive for up to $25,000 in legal fees and expenses actually incurred by Executive in connection with the negotiation of this Agreement and related documentation.  Subject to ¶ 10(f) below, the Company shall reimburse such legal fees and expenses within thirty (30) days following Executive’s delivery to the Company of documentation evidencing such expenses.

8.                                 Vacation.  Executive shall be entitled to an annual vacation in accordance with the Company’s vacation policy as contained in its Employee Handbook, as the same may be amended from time to time.  Executive’s prior service with the Company shall be included in determining vacation accrual and all other benefits.  Such vacation shall be scheduled at such time as Executive may choose, but shall be timed in such manner as to avoid interference with the necessary performance of his duties,  Unused vacation time shall accrue from year-to-year subject to the caps and other limitations set forth in the Company’s vacation policy as contained in its Employee Handbook, as the same may be amended from time to time in the Company’s sole discretion.

9.                                 Sick/Personal Leave.  Executive shall be entitled to sick/personal leave in accordance with the Company’s Employee Handbook, as the same may be amended from time to time.

10.                        Termination.

a.                                   Death or Permanent Disability.  (i) In the event that Executive dies or incurs a Disability (as defined below) during the Term of this Agreement, then Executive’s employment with the Company shall terminate upon Executive’s death or Disability, and, subject to ¶¶ 10(e) and 10(f) below, the Company shall: (A) pay to Executive or his estate in a single lump sum an amount equal to the sum of (x) twelve (12) months’ of Executive’s then current base salary under this Agreement, plus (y) the Bonus Amount (as defined in the Definitions Annex below) ((x) and (y), collectively, the “Severance Payment”), (B) pay to Executive or his estate all unpaid salary and unused vacation accrued by Executive through the date of termination (the “Accrued Obligations”), (C) pay to Executive or his estate any unpaid Annual Bonus earned by Executive for the completed fiscal year immediately preceding the year in which the termination occurs (the “Unpaid Annual Bonus”), and (D) continue to provide Executive or Executive’s eligible dependants with group medical insurance at the

Company’s expense (whether through reimbursement of COBRA premiums or otherwise in the Company’s discretion) for a period of twelve (12) months from the date of Executive’s Separation from Service or until Executive or his family becomes covered under another group medical insurance plan, whichever occurs first.

(ii)  In the event of a termination of Executive’s employment due to Executive’s death or Disability during the Term, subject to ¶ 10(e) below, (A) all then-outstanding unvested time-vesting Company equity awards held by Executive on the termination date (including, without limitation, the 2013 Time-Vesting RSA) and the 2013 Performance-Vesting RSA shall each vest in full as of the termination date, and (B) each then-outstanding unvested performance-vesting Company equity award held by Executive on the termination date, other than the 2013 Performance-Vesting RSA, shall vest with respect to a pro rata number of shares subject to the award (based on the number of days during the applicable performance period during which Executive remained continuously employed) based on the extent to which the applicable performance goals (pro rated based on the number of days in the performance period through the termination date) are actually achieved as of the termination date.

(iii) For purposes of this Agreement, Executive shall be deemed to have a “Disability” in the event of Executive's absence for a period of 120 consecutive business days or 180 days in a 365 day period as a result of incapacity due to a physical or mental condition, illness or injury, such determination to be made by a physician mutually acceptable to the Company and Executive or Executive's legal representative (such acceptance not to be unreasonably withheld) after such physician has completed an examination of Executive. Executive agrees to make himself available for such examination upon the reasonable request of the Company, and the Company shall be responsible for the cost of such examination.

b.                                   Termination by the Company without Cause or for Good Reason.

(i)  Subject to ¶¶ 10(e) and 10(f) below, Executive’s employment with the Company may be terminated by the Company without Cause or by Executive for Good Reason (each as defined in the Definitions Annex below) at any time upon written notice to Executive or the Company, as applicable (in either case, a “Qualifying Termination”). In the event of a Qualifying Termination during the Term, the Company shall: (A) pay to Executive in a single lump sum an amount equal to the sum of (x) twenty-four (24) months’ of Executive’s then current base salary under this Agreement, plus (y) two (2) times the Bonus Amount ((x) and (y), collectively, the “Severance Payment”), (B) pay to Executive the Accrued Obligations, (C) pay to Executive

any Unpaid Annual Bonus, and (D) continue to provide Executive with group medical insurance at the Company’s expense (whether through reimbursement of COBRA premiums or otherwise in the Company’s discretion) for a period of twelve (12) months from the date of Executive’s Separation from Service or until Executive becomes covered under another group medical insurance plan, whichever occurs first.

(ii)                              In the event of a Qualifying Termination during the Term which occurs as a result of a Change in Control or within twelve (12) months after a Change in Control (a “Qualifying Change in Control Termination”), in lieu of the compensation stated in ¶ 10(b)(i) above and subject to ¶ 10(e) below, the Company shall: (A) pay to Executive in a single lump sum an amount equal to the sum of (x) thirty-six (36) months’ of Executive’s then current base salary under this Agreement, plus (y) three (3) times the Bonus Amount ((x) and (y), collectively, the “CIC Severance Payment”), (B) pay to Executive a pro-rated portion of Executive’s Target Bonus for the partial fiscal year in which the termination date occurs, in an amount equal to the product of (x) the Target Bonus, times (y) a fraction, the numerator of which shall be the number of days in the calendar year in which the termination date occurs, through such termination, and the denominator of which shall be 365, (C) pay to Executive the Accrued Obligations, (D) pay to Executive any Unpaid Annual Bonus, and (E) continue to provide Executive with group medical insurance at the Company’s expense (whether through reimbursement of COBRA premiums or otherwise in the Company’s discretion) for a period of twelve (12) months from the date of Executive’s Separation from Service or until Executive becomes covered under another group medical insurance plan, whichever occurs first.

(iii) In the event of a Qualifying Termination or a Qualifying Change in Control Termination, in either case, during the Term, subject to ¶ 10(e) below, (A) all then-outstanding unvested time-vesting Company equity awards held by Executive on the termination date (including, without limitation, the 2013 Time-Vesting RSA) and the 2013 Performance-Vesting RSA shall each vest in full as of the termination date, and (B) each then-outstanding unvested performance-vesting Company equity award held by Executive on the termination date, other than the 2013 Performance-Vesting RSA, shall vest with respect to a pro rata number of shares subject to the award (based on the number of days during the applicable performance period during which Executive remained continuously employed) based on the extent to which the applicable performance goals (pro rated based on the number of days in the performance period through the termination date) are actually achieved as of the termination date.

c.                                    Company Non-Renewal.  Subject to ¶¶ 10(e) and 10(f) below, in the event that Executive’s employment with the Company is terminated by reason of (i) the failure of the Company to renew the Term on substantially similar material terms  in accordance with ¶ 1 above, or (ii) the expiration of the Extended Term (each of (i) and (ii), a “Non-Renewal”) and, in each case, Executive is willing and able, at the time of such Non-Renewal, to continue performing services on the terms and conditions of this Agreement, then the Company shall: (A) pay to Executive in a single lump sum an amount equal to the sum of (x) eighteen (18) months’ of Executive’s then current base salary under this Agreement, plus (y) one and one-half (1.5) times the Bonus Amount ((x) and (y), collectively, the “Non Renewal Severance Payment”), (B) pay to Executive the Accrued Obligations, (C) pay to Executive any Unpaid Annual Bonus, and (D) continue to provide Executive with group medical insurance at the Company’s expense (whether through reimbursement of COBRA premiums or otherwise in the Company’s discretion) for a period of twelve (12) months from the date of Executive’s Separation from Service or until Executive becomes covered under another group medical insurance plan, whichever occurs first.   In addition, subject to ¶ 10(e) below, (1) all then-outstanding unvested time-vesting Company equity awards held by Executive on the termination date shall vest in full as of the termination date, and (2) each then-outstanding unvested performance-vesting Company equity award held by Executive on the termination date shall vest with respect to a pro rata number of shares subject to the award (based on the number of days during the applicable performance period during which Executive remained continuously employed) based on the extent to which the applicable performance goals (pro rated based on the number of days in the performance period through the termination date) are actually achieved as of the termination date.

d.                                   Termination by Executive; Retirement.

(i)                                  Executive may voluntarily terminate his employment with the Company (A) by electing not to renew the Term in accordance with ¶ 1 above, or (B) other than for Good Reason at any time upon two (2) weeks’ written notice to the Company.  In either such event, the Company shall have no further obligation to Executive or his spouse or estate, except that the Company shall pay to Executive or his spouse or estate the Accrued Obligations.

(ii)                              Upon Executive’s Retirement (as defined in the Definitions Annex below),  all then-outstanding unvested Company equity awards held by Executive on the termination date shall vest in full as of the termination date.

e.                                   General.  With respect to the amounts set forth in subclause (D) in ¶ 10(a) above and in sub clauses (i)(D) and (ii)(E) in ¶ 10(b) above, notwithstanding anything to the contrary contained herein, if the Company is otherwise unable to continue to cover Executive under its group health plans (including without limitation, by reason of Section 2716 of the Public Health Service Act), then the Company shall pay to Executive an amount equal to each remaining Company premium payment as currently taxable compensation in substantially equal monthly installments over the coverage continuation period (or the remaining portion thereof).  Notwithstanding the foregoing, the severance payments and benefits described in ¶¶ 10(a), 10(b) and 10(c) above (other than in the event of Executive’s death), other than any accrued salary and accrued but unused vacation, shall be payable only in the event that the termination of employment constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”).  In addition, notwithstanding anything contained herein, in the event that Executive’s employment is terminated by the Company or by Executive pursuant to ¶¶ 10(a), 10(b) or 10(c) above (other than in the event of Executive’s death), such termination shall be upon the terms of, and the Company and Executive shall execute, in the execution time frame specified in such document following the Separation from Service, the Severance Agreement and General Release substantially in the form of Exhibit A, attached hereto and incorporated herein by reference, and Executive’s right to receive the severance payments and benefits under ¶ 10(a), 10(b) or 10(c) above (other than the Accrued Obligations) shall be subject to and contingent on the execution and non-revocation by Executive of such Severance Agreement and General Release (the “Release”), provided the Company provides the Release to Executive on or within seven (7) days subsequent to the Separation from Service.  Subject to ¶ 10(f) below, any Death/Disability Severance Payment, Severance Payment, CIC Severance Payment or Non-Renewal Severance Payment, as applicable, that becomes payable to Executive pursuant to ¶ 10(a), 10(b) or 10(c) above shall be paid to Executive no later than the sixtieth (60th) day following the date of Executive’s Separation from Service.  Upon termination of Executive’s employment for any reason, unless otherwise specified in a written agreement between Executive and the Company, Executive shall be deemed to have resigned from all offices, directorships, and other employment positions if any, then held with the Company, and shall take all actions reasonably requested by the Company to effectuate the foregoing.

f.                                       Internal Revenue Code Section 409A.  Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Separation from Service or (ii) the date of Executive’s death.  Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this ¶ 10(f) shall be paid in a lump sum to Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

                                                Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments.  To the extent that any payments or reimbursements provided to Executive under this Agreement are deemed to constitute compensation to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed to Executive reasonably promptly, but in no event later than December 31 of the year following the year in which the expense was incurred.  The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Executive’s and his estate’s right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.

g.                                   Termination for Cause. In the event that Executive is discharged by the Company for Cause then this Agreement shall automatically terminate (except for the provisions of ¶¶ 12 and 13, which shall continue in effect), and upon such termination, the Company shall have no further obligation to Executive or his spouse or estate, except that the Company shall pay to Executive the Accrued Obligations.

11.                          Corporate Opportunity.  Executive acknowledges the value to the Company of his knowledge, contacts and working relationships involving the business of the Company.  Other than as stated in ¶ 3, Executive agrees during the Term to utilize all of such capacities for the sole use and benefit of the Company and, during the Term, to first offer to the Company any and all of those opportunities which shall come to his knowledge which are within the area of business of the Company.

12.                          Confidential Information; Non-Solicitation.  Executive acknowledges that in the course of his employment with the Company, he will receive certain trade secrets, know-how, lists of customers, employee records and other confidential information and knowledge concerning the business of the Company (hereinafter collectively referred to as “information”) which the Company desires to protect.  Executive understands that such information is confidential, and he agrees not to reveal such information to anyone outside the Company either during the Term of this Agreement or indefinitely thereafter, except to the extent otherwise required by applicable law or to the extent that such information enters the public domain other than by breach of this Agreement.  Executive further agrees that during the Term and indefinitely thereafter he will not use such information, directly or indirectly, to compete against the Company.  At such time as Executive shall cease to be employed by the Company or as soon as practicable thereafter, he shall surrender to the Company all papers, documents, writings and other property produced by him or coming into his possession by or through his employment hereunder and relating to the information referred to in this paragraph, and Executive agrees that all such materials will at all times remain the property of the Company. In addition, while employed by the Company and for a period of twenty-four (24) months after Executive’s termination date, Executive shall not directly or indirectly solicit, induce, or encourage any employee or consultant of the Company and its subsidiaries and affiliates to terminate their employment or other relationship with the Company and its subsidiaries and affiliates or to cease to render services to any member of the Company and its subsidiaries and affiliates and Executive shall not initiate discussion with any such person for any such purpose.

13.                          Assignment of Proprietary Information.  During the Term of this Agreement, all patents, processes and other proprietary information developed by Executive in the course of his employment shall be the sole and exclusive property of the Company.  Executive covenants and agrees to execute any documents or take any action necessary to effectively transfer any rights he may have in such proprietary information to the Company and to maintain the rights, interest and title of the Company in and to such information.  Nothing herein shall be deemed to deny Executive the protection afforded by California Labor Code Section 2870.

14.                          Indemnification.  The Company shall indemnify Executive against liability pursuant to an Indemnity Agreement, which the Company and Executive have previously executed, and which is incorporated into this Agreement.

15.                          Notices.  All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or on the date mailed, postage prepaid, by certified mail, return receipt requested, or telegraphed and confirmed if addressed to the respective parties as follows:

If to Executive:	John P. Case
P.O. Box 7085
Rancho Santa Fe, CA 92067

With a copy to:
Steven Eckhaus
Cadwalader, Wickersham & Taft LLP
1 World Financial Center
New York, New York 10281

If to the Company:	Realty Income Corporation
Attention: President, Chief Operating Officer; Chairman of the Board
600 La Terraza Boulevard
Escondido, California 92025

Either party hereto may designate a different address by providing written notice of such new address to the other party hereto as provided in this ¶ 15.

16.                          Specific Performance.  Executive acknowledges that a remedy at law for any breach or attempted breach of ¶¶ 12 and 13 of this Agreement will be inadequate, and therefore agrees that the Company shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach, and further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or any other equitable relief.

17.                          Severability.  In the event any term, phrase, clause, paragraph, section, restriction, covenant or agreement contained in this Agreement shall be held to be invalid or unenforceable, the same shall be deemed, and it is hereby agreed that the same are meant to be several and shall not defeat or impair the remaining provisions hereof.

18.                          Waiver.  The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or continuing breach of this Agreement by the counterparty.

19.                          Assignment.  This Agreement may not be assigned by Executive.  Neither of Executive nor his spouse or estate shall have any right to commute, encumber or dispose of any right to receive payments under this Agreement, it being agreed that such payments and the rights to such payments are not assignable and not transferable.

20.                          Binding Effect.  Subject to the provisions of ¶ 19, this Agreement shall be binding upon and inure to the benefit of the parties hereto, Executive’s heirs and personal representatives, and the successors and assigns of the Company.

21.                          Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the parties relating to the subject matter contained herein and supersedes all other agreements, oral or written, between the parties relating to such subject matter, including, but not limited to, the Original Agreement and any and all other agreements between the parties concerning employment, compensation, or profit sharing; provided, however, that the Company’s equity compensation plans and any written stock option or restricted stock agreement between the Company and Executive setting forth the terms of incentive compensation awards granted to Executive under such plans and the Indemnity Agreement between the Company and Executive all shall remain in full force and effect.

22.         Withholding.  Any amounts payable under this Agreement shall be subject to any required federal, state, local or other income, employment or other tax withholdings.

23.         Amendment.  This Agreement may be amended only by an instrument in writing executed by both parties to this Agreement.

24.         Governing Law and Dispute Resolution.  This Agreement shall be construed and enforced in accordance with and governed by the law of the State of California. Any dispute regarding this Agreement or Executive’s employment shall be resolved by an arbitration administered by the American Arbitration Association under its Employment Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.  The arbitration shall be held in San Diego, California.

25.         Clawback.  Executive agrees that compensation paid or payable to Executive pursuant to this Agreement shall, to the extent applicable, be subject to (a) the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, and (b) any other claw-back requirements under applicable law.

26.         Excise Tax.     If any payments or benefits paid or provided or to be paid or provided to Executive or for Executive’s benefit pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, employment with the Company or its subsidiaries or the termination thereof (a "Payment" and, collectively, the "Payments") would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then Executive may, at his sole and exclusive discretion, elect for such Payments to be reduced to one dollar less than the amount that would constitute a "parachute payment" under Section 280G of the Code (the "Scaled Back Amount").  Any such election must be in writing and delivered to the Company within thirty (30) days after the date of termination.  If Executive does not elect to have Payments reduced to the Scaled Back Amount, Executive shall be responsible for payment of any Excise Tax resulting from the Payments and Executive shall not be entitled to a gross-up payment under this Agreement or any other for such Excise Tax.  If the Payments are to be reduced, they shall be reduced in the following order of priority: (a) first from cash compensation, (b) next from equity compensation, then (c) pro-rated among all remaining payments and benefits.  To the extent there is a question as to which Payments within any of the foregoing categories are to be reduced first, the Payments that will produce the greatest present value reduction in the Payments with the least reduction in economic value provided to Executive shall be reduced first.

27.         No Mitigation.  The Company agrees that, if Executive's employment is terminated under ¶ 10, Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to Executive by the Company.  Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by Executive as the result of employment by another employer, by retirement benefits or otherwise, except as set forth under ¶¶ 25 and 26 above.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

	REALTY INCOME CORPORATION	EXECUTIVE

By:	/s/ Michael R. Pfeiffer	/s/ John P. Case
	Michael R. Pfeiffer	John P. Case
Executive Vice President,
General Counsel and Secretary

DEFINITIONS

For purposes of this Agreement, “Bonus Amount,” “Cause,” “Change in Control,” “Good Reason,” and “Retirement” shall have the following defined meanings:

1.           “Bonus Amount” means (a) in the event of a termination of Executive’s employment that occurs in calendar year 2013, 2014 or 2015, the Target Bonus for the applicable year, (b) in the event of a termination of Executive’s employment that occurs in calendar year 2016, the average of the Annual Bonus earned by the Employee in 2014 and 2015 (if any), (c) in the event of a termination of Executive’s employment that occurs in calendar year 2017, the average of the Annual Bonus earned by the Employee in each of 2014, 2015 and 2016 (if any), and, in the event of a termination of Executive’s employment that occurs in a calendar year after 2017, the average of the Annual Bonus earned by the Employee in each of the immediately preceding three years (if any).

2.           “Cause” means Executive has committed (a) an act of fraud, dishonesty, theft or embezzlement against the Company or a customer; (b) malicious or reckless disclosure of the Company’s confidential or proprietary information; (c) commission of a felony or any gross or willful misconduct, where the Company reasonably determines that such act or misconduct has (1) seriously undermined the ability of the Company’s management to entrust Executive with important matters or otherwise work effectively with Executive, (2) contributed to the Company’s loss of significant revenues or business opportunities, or (3) significantly and detrimentally effected the business or reputation of the Company or any of its subsidiaries; and/or (d) Executive’s intentional failure or refusal (other than by reason of a physical or mental disability) to perform his lawful and ethical duties under this Agreement.  Executive’s termination for Cause shall not be effective unless the Company has given Executive no less than thirty days’ notice of termination and the actions underlying its Cause determination, and Executive has failed to cure such underlying reasons to the Board’s reasonable satisfaction during such thirty day period.

3.           “Change in Control” shall mean the occurrence of any of the following:

(a)         An acquisition in one transaction or a series of related transactions (other than directly from the Company or pursuant to awards granted under the Company’s equity incentive plan or compensatory options or other similar awards granted by the Company) of the Company’s voting securities by any individual or entity (a “Person”), immediately after which such Person has beneficial ownership of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities (other than a Non-Control Transaction, as defined below);

(b)         The individuals who, immediately prior to the Effective Date, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election, by the Company’s common stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the

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Incumbent Board if such individual initially assumed office as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any election contest or Proxy Contest; or

(c)         the consummation of

(i)           a merger, consolidation or reorganization involving the Company unless:

(A)         the stockholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Company’s voting securities immediately before such merger, consolidation or reorganization,

(B)         the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least a majority of the members of the board of directors of the Surviving Corporation, or a corporation beneficially owning, directly or indirectly, a majority of the voting securities of the Surviving Corporation, and

(C)        no Person, other than (i) the Company, (ii) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such merger, consolidation or reorganization, was maintained by the Company, the Surviving Corporation, or any related entity or (iii) any Person who, together with its Affiliates, immediately prior to such merger, consolidation or reorganization had beneficial ownership of fifty percent (50%) or more of the Company’s then outstanding voting securities, owns, together with its Affiliates, beneficial ownership of fifty percent (50%) or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities.

(A transaction described in clauses (A) through (C) above is referred to herein as a “Non-Control Transaction”);

(d)         a complete liquidation or dissolution of the Company; or

(e)         an agreement for the sale or other disposition of all or substantially all of the assets or business of the Company to any Person.

For purposes of this Agreement, “Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person.  Neither the Company nor any Person controlled by the Company shall be deemed to be an Affiliate of any holder of Common Stock.

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4.           “Good Reason” means Executive’s resignation of employment within sixty (60) days of one or more of the following events which remains uncured thirty (30) days after Executive’s delivery of written notice to the Company:

(a)         a material adverse change to Executive’s duties, title, authority reporting structure or responsibilities (including any such change resulting from the Company ceasing to be a publicly-held company or the Company becoming a subsidiary of a publicly-held company in connection with a Change in Control but excluding any failure by the Company’s shareholders to elect Executive to the Company’s Board of Directors), taking into account Executive’s position immediately prior to such change;

(b)         requiring Executive to report to any entity or person other than, or in addition to, the Company’s Board of Directors (including, without limitation, requiring Executive to report solely to an Executive Chairman of the Board of Directors);

(c)         a material breach of this Agreement by the Company or of any other agreement between the parties;

(d)         the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;

(e)         the Company’s relocation of Executive’s principal office location to a place more than forty (40) miles from the Company’s present headquarters location (except that reasonably required travel on the Company’s business shall not be considered a relocation).

5.            “Retirement” means the termination of Executive’s employment, other than as a result of Executive’s death or termination by the Company for Cause, at a time when Executive has (i) attained at least 60 years of age, and (ii) completed at least ten (10) consecutive years of service as an employee of the Company.

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EXHIBIT A

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (this “Severance Agreement”) is entered into as of  _____________________, 20___, by and between Realty Income Corporation (the “Company”), and ____________________ (hereinafter “Executive”).

IN CONSIDERATION of the severance compensation as herein provided, to which Executive is not otherwise entitled, Executive does hereby unconditionally, irrevocably and absolutely release and discharge the Company, and any parent and subsidiary corporations, divisions and other affiliated entities, past and present, as well as its past and present directors, officers, employees, shareholders, agents, successors and assigns (collectively, “Released Parties”), from any and all loss, liability, claims, demands, causes of action, or suit of any type related directly or indirectly or in any way connected to the transactions or occurrences between Executive and the Released Parties to date, to the fullest extent permitted by applicable law.  This release includes, but is not limited to, any losses, liabilities, claims, demands, causes of action, known or unknown, suspected or unsuspected, arising directly out of or in any way related to Executive’s employment with the Company, or the termination of Executive’s employment.  This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, as well as alleged violations of the California Labor Code, any applicable California Industrial Welfare Commission order, the California Business and Professions Code, Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act of 1967, all as amended, and all claims for attorneys’ fees, costs and expenses.  However, this release shall not apply to claims for workers’ compensation benefits or unemployment insurance benefits, any challenge made by Executive to the validity of his release of claims under the Age Discrimination in Employment Act, or any other claims of Executive that cannot, by statute, lawfully be waived by this Severance Agreement.  Executive is not waiving his rights to enforce this Agreement, not waiving vested rights under any other agreement between the parties, not waiving indemnification and not waiving legal fees with respect thereto.

IN FURTHER CONSIDERATION THEREOF, Executive hereby waives all rights he may have to any personal relief or recovery from any charge or complaint, for events or causes of action occurring or accruing on or before the Effective Date of this Severance Agreement, before any federal, state, or local administrative agency against the Released Parties, except as such waiver is prohibited by statutory provision.  Executive further waives all rights to file or join in any action before any federal, state, or local court against the Released Parties for any events or causes of action occurring or accruing on or before the Effective Date of this Severance Agreement.  Executive also acknowledges that he does not have any current charge or claim against the Released Parties pending before any local, state or federal agency regarding his employment.  Except as prohibited by statutory provision, in the event that any claims are filed, they shall be dismissed with prejudice upon presentation of this Severance Agreement, and Executive shall reimburse the Company for the costs, including reasonable attorneys' fees, of defending any such action.  The attorneys’ fee provision in the previous sentence shall not apply to any action by Executive to challenge the enforceability of his waiver of rights under the Age Discrimination in Employment Act.

As consideration for entering into this Severance Agreement, Executive shall receive the following severance compensation payable in accordance with the terms of ¶ 10 of that certain Amended and Restated Employment Agreement between the parties dated as of September 3, 2013 (the “Employment Agreement”):

a)           The total gross sum of                    ($             ), payable in a lump sum, and subject to applicable withholdings; and

b)           Group medical insurance paid for by the Company for Executive and his dependents (if currently covered) through                  , or until Executive becomes covered under another group medical insurance plan, whichever occurs first.  Executive shall immediately notify the Company upon becoming eligible for coverage under another group medical insurance plan.

Except as set forth in this Severance Agreement, or as otherwise mandated by applicable law, Executive shall not be entitled to any benefits as an employee or former employee of the Company.

As a condition of the foregoing payments and benefits, Executive agrees to preserve the confidentiality of all trade secrets and other confidential information of the Released Parties.  Executive agrees to comply, in all respects, with the on-going confidentiality and non-solicitation provisions contained in ¶ 12 of the Employment Agreement between the parties.

Executive agrees to cooperate with the Company in accomplishing a smooth and orderly transition in the transfer of responsibilities of Executive to other employees of the Company, particularly including pending matters of which Executive has the principal knowledge and background information.  In this regard, Executive agrees to respond in a timely fashion to the questions which may be presented occasionally by the Company.  Such cooperation and responses shall not entitle Executive to any additional compensation beyond the severance compensation specified herein above, so long as such cooperation and responses do not unreasonably interfere with Executive’s other gainful employment or efforts to secure gainful employment.

By signing this Severance Agreement, Executive represents warrants and agrees as follows:

(1)          Executive has carefully read this Severance Agreement and understands all of its respective terms.

(2)          Executive does expressly waive all of the benefits and rights granted to him pursuant to California Civil Code Section 1542, which provides and reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Executive does certify that he has read all of this Severance Agreement and the quoted Civil Code Section, and that he fully understands all of the same, and that he has been given the opportunity, if he desires, to review the terms of this Severance Agreement and with counsel of his choosing.

(3)         Executive expressly declares and represents that no promise, inducement or agreement not herein expressed has been made to him and that this Severance Agreement contains the entire agreement between the parties concerning the subject matter of this Severance Agreement and supersedes all prior negotiations, discussions or agreements relating to the subject matter of this Severance Agreement; provided, however, that the Employment Agreement between the parties is incorporated and made a part of this Severance Agreement and remains in full force and effect.

(4)          Executive agrees that this Severance Agreement may be pled as a full and complete defense to, and may be used as the basis for an injunction against, any action, suit or other proceeding which may be prosecuted, instituted or attempted by Executive in breach hereof.  Executive further agrees that in the event an action or proceeding is instituted by Executive or the Company or any party released hereby in order to enforce the terms or provisions hereof, the prevailing party shall be entitled to an award of reasonable costs and attorneys’ fees.  This attorneys’ fee provision shall not apply to an action brought by Executive to challenge the enforceability of his waiver of rights under the Age Discrimination in Employment Act.

(5) The parties agree that this Severance Agreement shall bind Executive, his heirs, successors, agents, representatives and assigns, and each of them, and shall inure to the benefit of the successors and assigns of the respective parties hereto.

(6)          Executive has signed this Severance Agreement knowingly and voluntarily, and no promises or representations have been made to him to induce him to sign this Severance Agreement.

(7)          If Executive is under age 40 as of the date he signs this Severance Agreement, he understands that the acceptance procedures of this ¶ 7 apply to him.  Executive understands that he may take up to twenty-one (21) days to sign this Severance Agreement and the Severance Agreement shall be effective immediately upon the date of his signature (“Effective Date”).

(8)           If Executive is age 40 or over as of the date he signs this Severance Agreement, he understands that the acceptance procedures of this ¶ 8 apply to him.  Executive acknowledges and agrees that:  a) he has been advised to consult with an attorney before executing this Severance Agreement; b) he has been given at least twenty-one (21) days to consider and sign this Severance Agreement; c) Executive may revoke his acceptance of this Severance Agreement within seven days after he signs it by delivering a written revocation to the President, Chief Operating Officer so that such written revocation is received by no later than the seventh day; d) this Severance Agreement shall not be binding and enforceable until the eighth day after Executive signs this Severance Agreement without revoking it (“Effective Date”); and e) this Severance Agreement does not waive or release any rights or claims that Executive may have under the Age Discrimination in Employment Act that arise after execution of this Severance Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Severance Agreement and General Release as of the date first above written.

	REALTY INCOME CORPORATION	EXECUTIVE

By:

Title: